Exhibit 5.1

April 29, 2025

Sol-Gel Technologies Ltd.
7 Golda Meir Street,
Weizmann Science Park,
Ness Ziona, 7403650, Israel

 Ladies and Gentlemen:

We have acted as Israeli counsel for Sol-Gel Technologies Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with its filing of a registration statement on Form S-8 on April 29, 2025 (the “Registration Statement”), under the Securities Act of 1933, as amended, relating to the registration of 3,371,691 of the Company’s ordinary shares, par value NIS 0.1 per share (the “Plan Shares”), which may be issued under the Company's 2024 Israeli Share Incentive Plan (the “Plan”).

In our capacity as counsel to the Company, we have examined originals or copies, satisfactory to us, of the Company's Amended and Restated Memorandum of Association, Amended and Restated Articles of Association, the Plan and resolutions of the Board of Directors. In such examination, we have assumed the genuineness of all signatures on all documents examined by us, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals, and the conformity with authentic original documents of all documents submitted to us as copies. We are admitted to practice law in the State of Israel and the opinion expressed herein is expressly limited to the laws of the State of Israel.

On the basis of the foregoing, we are of the opinion that the Plan Shares, when issued and paid for in accordance with the Plan, pursuant to agreements with respect to the Plan, and, as the case may be, pursuant to the terms of the awards granted under the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, /s/ Goldfarb Gross Seligman & Co. Goldfarb Gross Seligman & Co.